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Elizabeth Arden, Inc. – Employee Town Hall – June 17, 2016 – Transcript

Participants:

Scott Beattie

Fabien Garcia

Transcript:

Scott Beattie - :06

Going back a couple of years ago, as we were identifying the turnaround of our businesses, our celebrity fragrance business was declining and profitability was declining - I felt very strongly that I needed a partner to bring in and that’s when I brought Rhone Capital into our organization and they became our larger shareholder. They came on the board. Steve Langman was our lead director and he helped me bring new resources to the board - a new support - both financially and operationally at the board level and we had an agreement back in the summer of 2014, that we had an objective.

One, we either needed to get bigger, transformationally bigger because the global beauty industry demands a very efficient profitable global platform. So we either needed to get bigger in a major way or we needed to be part of another company to get to that point. My brother so articulately says, “You either fish or your fish food”. And over a lot of years, we’ve been fish and we’ve acquired brands and we built our business from $30 million the first year. I was reflecting on this, I was 34-years old when I became the CEO of this business. So we’re 30 million in sales and we’ve, at the peak, got up to a billion-three and we were fish all the way through that piece. Acquiring brands, acquiring businesses and building that. But there was an inflection point here that we were either buyers or we were sellers and I think I was pretty clear on that when we had our town hall meetings over the last couple of years. And so, as the discussion sort of continued and there are limits on how much I can talk obviously about all those discussions and things that will come out in the public documents and the proxy and all the legalities of getting this transaction completed. We were both buyers and sellers. We made a very compelling offer for the P&G Fragrance business. Which we would have had if Coty didn’t come in and buy the whole business. But we were also sellers, strategically, to other players because we, I, felt very strongly that I wanted to make sure -

1.	That the brands were in a very strong place and could be competitive and that we could invest behind the brand portfolio to be successful. And that we had a cost structure and an infrastructure that was competitive globally. And would allow us, to have the profitability to continue to invest in those brands.

And this transaction does this. There’s, again, not to repeat all the things we went through in the investor call, but it brings together two very complementary companies. Companies that are relatively the same size that now becomes a top 20 beauty company in the world. It brings together a very strong mass business in color. Brings together a strong salon professional business and it brings along a very strong iconic portfolio of prestige brands. At the same time, it allows us to have a much more efficient infrastructure. Accelerate some of the cost transformational savings that we’ve been going through. On a much bigger scale, we’ll be 3-plus billion as a combined company and it brings in and, ultimately, this will be Fabian’s responsibility, it’ll bring the best of both companies from an organizational point-of-view into this new company and give us the capability to go to the next level of development and success. So, I think, from my perspective, I’m very committed as I’ve said publicly and privately, my heart and soul is in this business. I absolutely want our people and our brands to land in a very successful platform that gives all of you and all the people out there in TV land and the rest of organization a good landing place. There’s certainly going to be, you know, overlap and redundancy, but as you’ll hear from Fabian, this business and their values are, and particularly his values, are such that people will be treated extremely fairly and we’ll have the opportunity to plan their lives properly. It allows us to bring those brands, bring the people, and create a platform that can be very successful moving forward. And that’s, ultimately, my objective is to make sure that that all happens. And my role with Fabian will be to support him and to ensure that the success of this combined entity is very strong.

5:27

The last point I will make, which is critical for both myself and for Fabian is that, until this deal closes, we are running our business as it is and it’s very important that we finish our year strong. It’s very important that we start executing our next year with excellence. We’ve got some great innovation, great programs, Christmas season is critical to us as a company, and that needs to get executed. And we anticipate the deal closing sometime in the fall and once that happens, you know, they’ll obviously will accelerate the integration of the two businesses, but it’s critical that we execute this business with excellence right through the Christmas season because this is the best way for us to become part of a new organization and it’s the best way for us to show him and the rest of the people investing in us that the power of our people and our organization.

6:29

I know I sort of didn’t go through all of these slides and maybe I quickly go through them just for everyone’s benefit, but I’d quickly like to turn this over to Fabian. I think most of this I’ve talked about in the transaction highlights and again, I would refer back to the investment presentation because I think it gets into a lot the details of the strengths about the combined businesses.

7:02

You can see that the Creation of the Top 20 Beauty Company; I think we can all be proud it’s uh… from where we come from and there’s a few of us that have been around a long time and to see being part of, ultimately, a 17th ranked organization with lots of growth momentum and opportunity is a great accomplishment.

7:31

The Strategic Rationale, I think we laid out very clearly and hopefully I’ve talked about this and particularly the things that excite me are places like Latin America where it’s just a vibrant growing beauty industry and Revlon has a strong color cosmetic business down there and so there’s a great fragrance market there but we haven’t had the capability and capacity to really compete in a big way there. The two companies together with both the mass color and the masstige type fragrances in our portfolio, I think… is one example of a great opportunity. I think the other is in China. I think Fabian talked about on the conference call last night, we’re seeing great momentum particularly around our e-commerce platform in China and where 70% of our volume in China is now done on e-commerce platform. Revlon has the opportunity to enter that market, in color, in a different way. Potentially through that e-commerce platform which kind of excites us in terms of an opportunity.

8:44

On that note, I’d like to introduce Fabian Garcia.

8:46 - Fabian Garcia

Thank you, Scott.

You said something yesterday that was very touching to me when you said that this was the end of an era, but the beginning of a new era for this company. And I want to start by recognizing the fact that he’s built this company. So, obviously, for Scott, this is an emotional moment as well as a financial moment so maybe you guys can do this with more passion than I can, but maybe we can give him a round of applause.

(applause)

9:27

And, I mean that very personally.

So, yesterday, there were a few questions that were collected. I asked Lita to please ask questions and get reactions. What’s the sentiment of people in this room and the rooms behind the cameras. So, a few questions came up that I want to start addressing right away.

9:44

There were questions about who am I. What’s my background? I guess the question behind the question is, “What do I know about this business?” Why did I choose to go to Revlon? Cause I lived in the very safe world of toothpaste before and everyone has to brush their teeth in the morning. By the way, I did send my ex-boss that chart that we are ahead of them and he hasn’t answered.

10:14

So, how are we going to be organized? If times get tough, are we going to take Elizabeth Arden to mass? What about brand investment and so on and so forth.

10:25

So I’m going to start with who I am and what I have done in my life just to contextualize why I chose to go to Revlon. Then I will tell you a little bit about Revlon because I know many of you may have some preconceived notions of Revlon. And there are two Revlons, or maybe three. One that was very glorious and saw great times. As Ronald said to me once when I joined this job, I said, “What do you want?” and he said, “I want to be proud again.” He said to me, that he wanted to restore the time when Revlon was a company of firsts. The first to invent long lasting lipstick. The first to capture psychographics and the emotions of… emancipation of women in the world when we brought Charlie to the world. Was a first to go into mass marketing at its time. There were many things that were first - innovation especially. And he wants to be first again in a few things; he wants to lead again and I thought that was very profound. And I thought that’s a responsibility that we as leaders, and in particular as an individual joining the company, needed to know what the shareholders wanted to do.

Let me just start with a story and then I will tell you about what’s Revlon. Then I will tell you our brands a little bit because not everybody knows what brands we sell. You live in the world of prestige. Maybe you don’t show up in mass, but you know we exist in that world too. But I have to remind everybody here that we said something in the call yesterday that 36% of our customers are the same. So there’s a lot of synergy to be had. I would also tell you about what is our intent with the company. And I hope then we can talk about, in the short term, the more practical questions about what does it mean to you as individuals and what does it mean to you as employees, and we will be getting into other topics which are, “well, are you going to fire everybody and what are you going to do about it?” So, let’s talk about that.

12:17

So a bit about me… I’ve been in Revlon for 62 days, I was in… I started my career Procter & Gamble in Venezuela where I am originally from. I worked in Venezuela for 5 years and then I did Cincinnati for a couple. Then I went to Japan. First to Taiwan and then to Japan and then I went to Chanel. In my assignments for Procter & Gamble, for the most part, I was… I never worked in detergent, so I was very proud never to touch that part of the business. And I was always in what they used to call “beauty”, you know, hair care and then I was the president of Max Factor in Japan. In 1996, many of you were not born, but Ronald Pearlman sold the Max Factor business to Procter & Gamble. And I knew, then, the concept of due diligence because Procter and Gamble had this vision at the time they wanted to be global with cosmetics so they first bought Cover Girl in the US and then they thought that Max Factor was one brand around the world but it wasn’t. It was a luxury brand in Asia for most of you who know it and there was… SKII was the treasure of the acquisition, but they didn’t want to appreciate that treasure in the beginning. It was the first time Procter and Gamble had beauty counselors. And I remember every so often the president of “sales” of the Proctor and Gamble company would come to me to ask me, “So when are you going to align the cost of sales of the Max Factor business with the rest of the company?” I said, “Never, because if you align them and fire the beauty counselors you will sell nothing. So that dialogue went on until I decided to resign because there was no way for this guy to hear what was really happening and I joined Chanel. I was the president of Chanel in Asia. So if you imagine a triangle between Tahiti, New Delhi and Seoul - all that business was mine. I had the three categories… three divisions of Chanel. Which are, of course, fine jewelry and watches. Of course, fine fragrance and beauty and everything that is sold in the boutiques, so it was a fun job. Everybody in my house liked it. I have two daughters that still have tags of products from the time I was there. And it was very interesting because I learned that scarcity is a marketing tool.

14:34

And I learned a little bit of luxury. Of what that means and how brands are actually built. It was somewhat interesting to learn the concept of people who are in a brand for so long. One of the greatest competitiveness of advantages of Chanel is that everybody has spent their lives with the company. So it is in their blood and I sense a bit of familiarity in that with this company because it’s in your blood what this brand is all about. And I am sure that there are a lot of people who have long served the company who understand the brands better than any consultants or marketing people that may come and go.

15:12

So I did that for awhile and then I lived in Asia for all of 12 years. After Taiwan and Japan, I lived in the Philippines and in Singapore. Then I came back to the US - my kids were college age and I joined a company called Timberland. Which was a company very much into the business of social justice and they sold boots as an excuse to advance their social agenda. So if you ever went to the website of Timberland at the time, the motto of the company was, “Pull up your boots and make a difference”. And that’s basically what I did for a couple of years. And then I joined Colgate in September of 2003 as president of Asia-Pacific, then I was president of Greater Asia so I had all the Russian markets plus Turkey plus Asia. Then I had Latin America which is the largest business of Colgate-Palmolive and then I became the COO. I had all of the innovation groups. I had all the marketing, customer development, R&D, and the supply chain - I also had the Pet Food business and I also had the European division. So, I have a few pages left in my passport, but I have had the fortune of working in international environments before.

16:22

Then Revlon called and I first thought, “maybe not”. Perhaps I had a bias like you have. And perhaps because from what I learned when you google the ownership is not who the person is. So I started doing my due diligence and what I found out is that, perhaps of what’s going on in the market with Coty, perhaps a moment of… an epiphany. Perhaps because Ronald himself has said for many years that he loves this business. That he decided that instead of financially squeezing this company, there is room for growth. And, you know, we had a conversation. When I asked him what he wanted and he said, “Not just the pride that I mentioned. Not to just be first again.” But, he said there is an opportunity for growth and I want to do better things, but I need leadership and capability to do it.

17:14

And I believed him. I still believe him. This is one of the things that he said that he was going to do, he said we need to look for an opportunity for growth. So I joined the company on April 15th, but on March 28th I did a townhall in the company when the announcement came out. And the afternoon of March 28th he handed me your investor’s presentation. And he said, “what do you think?” And, we find ourselves here.

17:43

Because I thought it was a great idea. I think you have done a fabulous job at turning this business around. You’ve done a fabulous job at producing a core structure that is…You can build from. I think you’ve done a fabulous job at demonstrating to the market that these brands are alive, that the brands are healthy, that the brands can go further and that the brands have that residual equity that we find time and again when we do research that was the first thing we did when we were offered the prospectus. We said, “Mmmm… How healthy is the brand - Elizabeth Arden? So we went out with a little bit of quick research - what came back was very positive.

18:21

Higher brand awareness that we have at Revlon. Past 12 months usage that is comparable or higher than Revlon in many countries. And obviously, the fragrance business which is fantastic. And for us, if you go back a year ago we acquired a company in the UK which is a bit of a… I’m going to call it a “creative boutique” with the promise that will get us into fragrance. But now, it’s a reality that we are into fragrance with the acquisition, so we are delighted that this has happened and this is why I joined Revlon and I also wanted to answer one of the other questions I have here that has come up here.

18:52

How involved is Ronald in the business? He’s involved enough for me to worry about, but not for you to worry about. So he has my number. Let me put it that way.

19:07

That’s me. That’s why I’m here. I have said publically that this is a platform for growth. And the people who are getting the picture here, and we talked a little bit about this, but we now have access to all the channels where the consumer shops. As a company, you had access to your channels, we have access to our channels - you put it together, and if you go beyond the brands we have today to the brands that we could have tomorrow - the possibilities are incomplete. We are as competitive today relative to presence in channels as any of the larger competitors. Except they have a lot to lose, we have a lot to gain. And we are much closer to 5 billion now that we are 3, than we were individually when we were one and two.

19:50

So I feel very positive about the possibilities that we have here, if we manage the integration well together. I had a town hall meeting earlier before coming here and there were two questions that caught my attention. One of them was, they asked me, “What capabilities that Elizabeth Arden brings to Revlon? I said, “Well, first of all, you know your business and we don’t know your business. You know skin scare. You know fragrances. We don’t. So that’s the first capability. And then I talked about ecommerce and what you are doing in China. We failed in China and I say that with respect because not everybody succeeds in China and even Colgate-Palmolive, big $17 million company, it struggled. It struggled for a long time to get to China. And some who have succeeded are failing - Procter & Gamble is failing today in China. They’re, you know, in a [inaudible] civil manner.

20:39

So when we talked about that, we talked… you have succeeded at learning how to showcase your brand at counters and sell your products online. And, you know when you’re online, the world is agnostic to current definitions of channels because you can sell a prestige brand, you can sell a prestige fragrance and you can sell a mass brand all in the same channel. And that capability is a very quick win. Other quick wins we can think about and synergies are travel retail - you have access - we don’t. And I will talk more about some of the other synergies. When you come to think about it, there are a lot of those.

21:15

So that was a question. Capabilities that you brought, this is how I answered it. The second question that they asked is, “So what are we going to do with the brand?” And I want to start with that statement here. Unequivocally, and please listen to me carefully. We don’t have any intent, whatsoever, to expand Elizabeth Arden to mass. Nor do we have any intent to get passed the channels in which you are with fragrance. So, in fragrance, we have great synergy by the way because you have a huge business in mass in the United States. So when we go to Wal-mart to talk to Wal-mart, we are going to have a very interesting story. So we’re gonna say, “Hey, we’re the co-captains of fragrance for you. The biggest aggregator of fragrance brands in the business. We have 45% of unit share in hair coloring and we have 15 share in color cosmetics. So you can bet that Michelle, the key buyer of beauty in Wal-mart is going to pay attention to us and I have to believe that there’s a lot of growth revenue ahead of us. Not only in Wal-mart, but in all of these mass channels.

22:23

So again, the two things I want to put in front of you is there are a lot of people in the other side of this equation who are very interested in finding out how to work with you. In finding out how to learn from you. In finding out how we find the opportunities that I will show here how we can find a way to leverage them to the fullest.

22:46

So with that, let me introduce you to Revlon and then I will tell you a little bit about the culture I found and the culture I want to create. So, Revlon has a lot of history and you can read it here and these are some other firsts that Ronald remembers, so you can read them there, but we invented “lips and tips”. We had a lot of poetry in our advertising. We had this fire and ice lipstick and nail enamel.

23:13

On 5th avenue and 59th with the Estee Lauder gang and there was a lot of rivalry in the elevators so people were not allowed to take the same elevators. And now we are downtown because we want to be away from these people.

23:33

So we believe that it’s a fit in culture. I was here a couple of days ago when I asked some of the management who is here to describe how you saw our culture. And there were some good words and there were some other words that describe our culture like, “harsh” with people.

Described our culture as “short term” - very focused on results and described our culture as lacking innovation. And, you know, I found a different culture. I found a culture that was a combination of the professional business that was acquired again so Revlon had a professional business, sold it, and bought it back. That acquisition was two and a half years ago, three years ago and there was a consumer culture where you have a lot of new people, so the turnover has been very high, but you have a few historians and those few historians understand the institution of knowledge of the company and understand the old culture of the company. So I will offer to you that the words that I’m going to put here reflect what I have seen. Maybe not the words that some of you may have in mind.

24:48

So of course, we’ve been highly recognized by many of the beauty industry magazines, but the words is what matters here. So, we are very results oriented and the culture that I want to create is a culture where the long-term and the short-term are one and the same. Because it is possible…when you have a clear strategy, you have great innovation and you plan your activities well - every year can be a growth year. And of course, there will be bumps on the road. I hope many of them, because of outside forces, but not because we are not doing our jobs.

25:19

I have instilled, or have tried to instill a word of collaborativeness in Revlon because I have come to believe after 16 years in the Colgate-Palmolive company that you achieve more by collaborating than by accusing people of not doing their part of the job and we can do more as teams as we can do as individuals. That is motherhood and apple pie, but it doesn’t always happen. And we are starting to move to that.

25:48

This is a company that has a lot of pride and I think that some of these words that are here highlighted are the same with you from what I have gathered from Scott and the other people in your management that I have met. Entrepreneurial is a word that you describe your culture with and we need that and we need to preserve that and we need to build on that and we need to make sure as a $3 billion dollar company we are faster than everyone else in this market. And for that, we need to have not just agility in words, but agility in processes and make sure we don’t become trapped by our size. Very important is the notion of excellence and I want to add the word excellence in execution. In an industry like ours, you distinguish yourself, by what the consumers sees in the stores. Not the slides I show you here. You know that. You know that probably better than us and in the prestige business what distinguishes you also is the service you provide in the counters and in the spas.

26:40

And how good the consumer feels about coming back to receive a treatment or coming back to experience a new product and coming back because she likes the way she’s treated in the counter. And last, but not least, there’s this notion of iconic brands and that is something that a lot of the indie brands that we see today may not be here tomorrow. So yes, they’re cool today. Yes, they’re in fashion, yes they’re growing - it’s easy to grow from 10 million to twenty and from

100 to 200, but when you’re 3 billion and you need to put another 500 million dollars on the board - it’s not so easy. So, I’m not saying any of the brands aren’t interesting I’m saying iconic brands have endured the test of time. That doesn’t mean that we don’t have to rejuvenate, that doesn’t mean that we don’t have to continuously make them current to a millennial consumer that is not interested, but that’s the effort that the marketers have to do. That’s what we get paid for and that’s the responsibility that we have so we can be iconic now and in the future.

27:37

So, just a few pictures of how that comes together for the consumer in what she sees. So, obviously not all the pictures, but these are the pictures we’ve pulled out from public land domain, but I’m sure there are better pictures than that.

27:52

These are our brands. I’m not going to do my usual survey which is how many of you have bought Revlon because I would put you against the wall, but we have a plethora of brands that perhaps you don’t recognize here. We just… just to mention one small thing; Cutex was a brand that we had in parts of the world that we announced recently that we bought it. So, those of you who do your nails in a salon will know shellac and we know there’s a lot of other brands out there that are cheap, they don’t last as long, that we are trying to get rid of and then you have, I said that legally - I’m sorry. This has been taped so don’t erase that from the transcript.

28:38

So American Crew is a brand that you may not be familiar with, but those… the men in the room who probably know there is right now a big promotion that we are doing with Elvis Presley so we are the king of grooming and you know who he was. So you know, it’ll be 40 years of the anniversary of Elvis’ death next year so there’s a big event coming up. But these are the kinds of things that you discover only when you’re in the industry.

29:02

So anyway, Almay, you know and, of course, Revlon you know. So when we combine these organizations - what’s gonna happen is we are going to be a more balanced company. So, these two pies here reflect how we report externally, right? So, you have a consumer business at 74 and 25%. This other is fragrance. That’s what we sell today in fragrance. So this is you, 60% fragrance 40% Elizabeth Arden. So this is where we’re gonna be… these Xs are… shouldn’t be here, but this is 56%… I’m sorry, 49%. This is 21%, this is 12 and this is the balance. I think, this number, this Elizabeth Arden brand is 13 or 18 percent. So anyways, we’ll fill up the numbers when we have them, but these…what I plan to say, is that this is a more balanced company. Where we have a much greater sense of how the pieces come together and allows us to build the brands in a manner that is less dependent on any one brand in particular which allows us much greater flexibility.

30:11

This is one chart to illustrate that Revlon is doing better and Revlon has been doing better for the past 3 years. This is the guidance that we provided for the year. We, it is very unusual that we provide guidance, so 2 billion to 2.1 billion this year, 400 to 420 million of EBITDA this year. So the purpose of this chart is only to say that as you are turning around, we are also turning around, so the two companies are coming together at a very good time.

30:43

So, what is our “intent?”

And, obviously, this is where it gets interesting. So, there’s a good time to do this which is what this paragraph says - these are complimentary. So you have things we don’t have, we have things you don’t have. So put them together, the sum is bigger than the parts. We want to leverage talent from both organizations. And that will be one of our first tasks that we, working with your management and the integration teams, need to find out the talent that you have in this organization. So that we can, then, go for best of breed - these words we have been using around. Which means, we’re going to obviously have the opportunity to see the capabilities and the talent in this organization and then add it up to the one we have so when I had this conversation in my town hall meeting at 9 o’clock in the morning, a lot of people in my company asked me, “So, are you saying that there may be a headcount reductions in Revlon?”, I said, “Yes. There may be because at the end of the day we’re trying to combine the best of talents.”

31:55

Establish broad opportunities for those employees that will be here. For many of you, there is great opportunity, as there are on the Revlon side, because there will be cross-fertilization of the talents that we have. Why? Because we want to be one company and not 3 divisions. So, when everything is said and done, and the structure is in place; I think we all want to have the freedom to send people from Revlon brand to the Elizabeth Arden brand and bring people from Elizabeth Arden to fragrances as I’m sure you do today, but we will do it with the larger organization that we have.

32:26

Our intent unequivocally is to accelerate growth of your products and the brands and, as I said earlier to my intent, Elizabeth Arden as a prestige brand.

32:40

So what is the commitment that we are making and I’m making this here to you and I will make this to the people who are behind those cameras and Scott and I are going to see people in Geneva and in Singapore. I’m gonna give them this very same town hall meeting.

32:55

So first, we are going to incentivize and retain the key talent. Second, we are going to for the first 24 months - no changes in the compensation structure as a result of the transaction. Third, once we are one company, everybody will get paid with the same structure and by that I mean the Revlon people and the Elizabeth Arden people because then, there will be no such distinction. We will be one in beauty. Fourth, the aggregate value of what you make today, at the very least, stays the same. So we’re saying, nobody’s gonna see a salary reduction. We know some companies are going through these exercises are not necessarily respecting this principle. We are not gonna do that.

33:41

Fifth, it is in our interest and in everyone’s interest that the talent of the two companies remain. The brands are the brands, but it’s the people who make everything happen. So we cannot afford to lose the talent. And, everything will be clearer before closing. Because we cannot speak about, as Scott was referring to, between signing which happened yesterday and closing which will happen once we clear regulatory and closing conditions. Between those two periods, we remain two independent companies. You operate independently, we operate independently and we cannot in any way or form dictate what you do. What we can do is to start planning the integration and start getting information that is relevant to that integration. So, obviously, again it’s in our best interest that you have a great two quarters coming up and that we set the ground for further growth beyond that. And it’s also important for us that between now and closing that we start preparing for that implement - that integration.

34:48

So, what does it mean to you and I want to be a bit specific here - I’m sure I’m not gonna cover everything. I’m sure you have questions about 401K, health plans or like they asked me in Revlon about the company store and somebody asked me about a discount in the spas. I said, “Ok guys, you’re going very fast!”

35:08

So first, the performance and compensation processes move forward as planned. There’s no change for fiscal year ‘16 - so eligibility for bonuses, merit increases, and long term incentive that will vest will happen in August and September as always. There’s no change. For the fiscal ‘17 budget, programs and rewards will be managed by your plans. There’s no change in that. And, it will be based, as always, on your growth and profitability metrics. So there’s absolutely no change. You will go through your usual motion of governance, you will have your board meetings, you will deploy your budgets, you will have your targets and you will set your goals. Absolutely no change.

35:46

Vacation and service will be honored. That’s how it’s how done honorably and the benefits will transition over time and will be equivalent for everybody. So, the Revlon and the Elizabeth Arden, when we are one in beauty, there is no more distinction of plans. So that’s a commitment that I’m making personally to you and that is the commitment that I’m making on behalf of the Revlon team to you. I want to give you peace of mind. I want to be sure that you are not seeing ghosts where there aren’t any. I want to be sure that you know what is our intent with this business.

36:24

So, a simple summary of what we have talked about today. We’re building a bigger company, stronger company, top 20, 3 billion dollars and a very interesting prospect for future growth. There’s a cultural fit. I think the words need to become reality, but there is a lot of common ground. The scale that we would have will represent growth opportunities for everybody who stays as we go forward. The financial strength of the company allows us to invest in the brands and that creates a virtual cycle of growth, which is what Scott was talking about before, is something that you were looking for - he was looking for a partner to keep fishing and obviously we, both Scott and I, we continue to be very clear with you when we can communicate things. So, between now and closing we will have communication separately, but going forward we will have communications together and obviously everybody is watching the town hall and they will edit the transcript of my American Crew remark, but everybody here should know that this message is the same for people on that side of the world and we will take them as such personally…to wherever… those two locations - Singapore and Geneva, where you have the largest concentrations of employees.

37:44

So with that, I have only one slide which is the transaction timing. This is a reminder from our lawyers - we are expected to close by the year end. We are independent until then and obviously, let’s stay focused on the business. Delivering the business is the best thing we can do for shareholders and the investment community. No changes, as I said, in compensation as stated here, and no reductions and no distractions between now and close.

38:15

So I think I have addressed many of the questions. There is one here that I want to… before I finalize, be unequivocal about - it says here, “What role will the beauty advisors play in the new organization?” The beauty advisors will remain critical to this business because in prestige, they are the face to the consumer. So there’s absolutely no change in the role. And I look forward to start visiting the stores so I can start to meet the people who are on the front lines who are speaking to the consumers every single day.

38:48

Anything else you think we want to address? Any questions from the floor - I’ll be very happy to answer.

38:57 - Scott

What I would suggest… just first of all, thank you Fabian. That was excellent.

(applause)

39:08

As I said before Fabian did his presentation, we’ll be a tag-team with the board of directors of Revlon. And we have the same passion and commitment to build a culture and an organization that can be strong and #1 again, as Ronald had mentioned, and I think we can fight the battle together. What I would suggest though as this process unfolds after a few days, it’ll actually go quite quiet until the closing. As people have questions, I would suggest that they funnel those up through Lita and we will… I will personally get involved in making sure all those answers are available. What I don’t want to do is people start speculating and creating rumors or creating a sort of misinterpretation of what the reality is. The reality is that the two of us are the ones that have the answers here and all the answers and so I want… well, not all the answers… we have the facts, so I don’t want any kind of misinterpretation, so we can get those questions funneled up to one point and certainly, you can talk to me directly. I’m around, I’m available. I’m at the end of an email or end of a telephone and I’d be happy to answer everyone’s personal questions on any of this. So, thank you very much and appreciate it.

40:49

(applause)

End.

Additional Information and Where to Find It

Elizabeth Arden, Inc. (the “Company”) plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting of the Company’s stockholders to be held in connection with the transaction (the “Special Meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the Company will mail the Proxy Statement to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov) or by contacting the investor relations department of the Company at 203-682-8200.

Participants in the Solicitation

The Company, its directors and certain executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, together with information regarding Revlon, Inc. (“Revlon”) or any Revlon director or executive officer to the extent they may be deemed participants in the solicitation, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and in any subsequent Statements of Change in Ownership on Form 4 filed by such individuals with the SEC.

Forward-Looking Statements

Certain statements contained in this filing may be considered “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate such transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining the requisite shareholder approval, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the merger, (ii) the ability of Revlon and the Company to integrate the business successfully and to achieve anticipated synergies, risks and costs, (iii) potential litigation relating to the proposed transaction that could be instituted against Revlon, the Company or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm Revlon’s and the Company’s business, including current plans and operations, (v) the ability of Revlon or the Company to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Revlon’s and/or the Company’s financial performance, (x) certain restrictions during the pendency of the merger that may impact Revlon’s or the Company’s ability to pursue certain business opportunities or strategic transactions and (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Revlon’s or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Revlon nor the Company assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.